EXHIBIT 99

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: November 3, 2005
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS SECOND QUARTER RESULTS

          EL SEGUNDO, Calif., Nov. 3 -- Computer Sciences Corporation (NYSE: CSC) today reported results for its fiscal 2006 second quarter, ended September 30, 2005. Revenue was $3.57 billion, up 5.3% over last year's second quarter. Net earnings per share (diluted) were 53 cents, including a current period non-cash asset impairment special charge related to the Nortel Networks contract of $33.1 million after taxes, or 18 cents per share. (Excluding the special charge, non-GAAP earnings per share, diluted, from continuing operations were 71 cents, up 26.8%, compared with last year's second quarter earnings per share, diluted, from continuing operations of 56 cents).

          The drivers of revenue growth during the quarter were CSC's U.S. commercial activities and federal government operations. Significant contributors to the U.S. commercial revenue growth were recent outsourcing engagements along with the continuing improvement in the North American consulting and systems integration activities. The U.S federal revenue growth was led by gains within the company's Department of Defense (DoD)-related business. The company's operations in Australia and Asia also contributed to the quarter's revenue growth.

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Computer Sciences Corporation - Page 2	November 3, 2005

For the second quarter (ended Sept. 30):

--	Revenue was $3.57 billion, up 5.3% (approximately 5% in constant currency);

--

Net income was $99.5 million, or 53 cents per share (diluted), including a $33.1 million current period after-tax non-cash asset impairment special charge ($52.0 million pre-tax) related to the Nortel Networks contract;

--	Earnings per share excluding the special charge were 71 cents;

--	and major business awards were $2.5 billion.

For the six months (ended Sept. 30):

--	Revenue was $7.16 billion, up 6.9% over the comparable six-month period of fiscal 2005 (approximately 6% in constant currency);

--

Net income was $231.1 million, or $1.24 per share (diluted), including a $22.9 million, or 12 cents per share after-tax gain on sale of discontinued operations and the current period non-cash asset impairment after-tax special charge of $33.1 million, or 18 cents per share, related to the Nortel Networks contract;

--	Earnings per share excluding the gain on sale of discontinued operations and the current period non-cash asset impairment special charge were $1.29;

--	and major business awards totaled $6.2 billion.

          "We are pleased with our second quarter results, and as we enter the second half of fiscal 2006 we are encouraged with the IT services environment," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "Our North American consulting and systems integration activities continue to deliver improving results and we believe the demand in that market for shorter-term projects is strengthening. The pipelines for both large commercial and U.S. federal government awards remain solid and are anticipated to provide us with ample opportunity for success going forward.

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Computer Sciences Corporation - Page 3	November 3, 2005

           "We have continued our discipline around contract execution, cost management and opportunity qualification -- pursuing only those engagements which provide the appropriate returns to our investors. This quarter's operating metrics reflect our progress.

          "Our recent success in bringing on additional global commercial business awards has positioned us to grow our revenue and improve our competitive position in the commercial marketplace," Honeycutt said. "Furthermore, with approximately 35% of our revenue being derived from the U.S. federal government, we believe our position as one of the top federal IT services providers will enhance our ability to compete and continue our track record of success in that growing market.

          "The U.S. federal government opportunity pipeline over the next 17 months is approximately $30 billion, comprised of over 350 programs distributed over a wide array of government agencies and departments. About one-third of those opportunities are scheduled for award during the remainder of this fiscal year.

          "In North America, revenue derived from shorter-term consulting and systems integration services grew year-over-year, aided by improved demand and utilization," continued Honeycutt. "Our similar shorter-term activities in Europe continued to be impacted by lingering soft demand in certain country-specific markets, particularly Italy and Germany, with France showing improvement.

"Major business awards for the second quarter were $2.5 billion, bringing our six-month total to approximately $6.2 billion. The six-month total is split approximately 60% federal and 40% commercial."

          As previously disclosed, the company has anticipated a working capital adjustment resulting from the February 14, 2005, divestiture of certain DynCorp activities. Under an agreement finalized on October 27, 2005, between CSC and the buyer, the company will receive $65.5 million in additional proceeds. These proceeds are payable in 13% preferred stock and will be recorded as a gain on sale of discontinued operations subject to a valuation allowance during the third fiscal quarter.

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Computer Sciences Corporation - Page 4	November 3, 2005

          "For the third quarter, ending December 30, 2005, we anticipate revenue to be in the $3.8 billion range and earnings per share in the mid 80 cent range," Honeycutt said. "Expectations for the full year are for revenue to be approximately $15 billion, which is at the lower end of previous guidance due to an estimated $200 million to $300 million adverse impact of currency fluctuation. Earnings per share for the year are anticipated to be in the $3.25 to $3.30 range, within the upper half of the previous guidance. Our third quarter and fiscal year 2006 assumptions exclude the favorable impacts from the additional gain on the divestiture of certain DynCorp activities and the gain on the disposition of Health Plans Solutions, as well as any impairment charges related to previously disclosed outsourcing contract terminations."

BUSINESS RESULTS

          Second quarter global commercial revenue was up 4.1% to $2.33 billion from $2.24 billion in the year-ago quarter. U.S. commercial revenue was $1.01 billion, up 11.3%, compared with $903.8 million last year. European revenue was $983.7 million, a decline of 4.9% (down approximately 4% in constant currency), from $1.03 billion in the second quarter last year. U.S. commercial revenue was the beneficiary of meaningful recent IT services engagements. CSC's non-European international revenue was $339.1 million, up 13.9% (approximately 8% in constant currency), compared with last year's $297.8 million.

          For the second quarter, CSC's U.S. federal government revenue increased 7.5% to $1.24 billion from $1.16 billion for the second quarter of fiscal 2005. Revenue derived from CSC's DoD-related business was $835.4 million, up 19.9% from last year's $696.5 million. This growth was the result of incremental revenue from several existing engagements and the contribution of recent new business awards, including Rapid Response, Naval Sea System Command's Multiple Award Contracts and the U.S. Strategic Command. CSC's civil agencies activities generated revenue of $383.4 million, declining 8.7%, compared to $419.8 million last year. The decline is attributable to the end of the Asset Forfeiture program and the reduced scope associated with the Internal Revenue Service Modernization activity. Other federal revenue, comprised of state and local government as well as commercial contracts performed by the U.S. federal sector reporting segment, was $25.3 million, down from last year's $41.2 million.

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Computer Sciences Corporation - Page 5	November 3, 2005

          As announced in the company's press release dated Oct.11, 2005, a teleconference will be held today at 5:00 p.m. EST to discuss the second quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode.

          Founded in 1959, Computer Sciences Corporation is a leading global IT services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 78,000 employees supporting continuing operations, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.5 billion for the 12 months ended Sept. 30, 2005. For more information, visit the company's Web site at www.csc.com.

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in CSC's Form 10-Q for the quarter ended July 1, 2005. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 6		November 3, 2005

Revenues by Segment
(unaudited)

	Second Quarter Ended
	Sept. 30,	Oct. 1,	% of Total
(In millions)	2005	2004	Fiscal 2006	Fiscal 2005

U.S. Commercial	$1,005.7	$ 903.8	28%	27%
Europe	983.7	1,034.9	28	30
Other International	339.1	297.8	9	9
Global Commercial segment	2,328.5	2,236.5	65	66

Department of Defense	835.4	696.5	23	21
Civil agencies	383.4	419.8	11	12
Other (1)	25.3	41.2	1	1
U.S. Federal segment	1,244.1	1,157.5	35	34

	$3,572.6 =========	$3,394.0 =========	100% =========	100% =========

	Six Months Ended
	Sept. 30,	Oct. 1,	% of Total
(In millions)	2005	2004	Fiscal 2006	Fiscal 2005

U.S. Commercial	$2,012.8	$1,788.3	28%	27%
Europe	2,020.7	1,975.0	29	29
Other International	656.6	601.9	9	9
Global Commercial segment	4,690.1	4,365.2	66	65

Department of Defense	1,629.3	1,422.3	22	22
Civil agencies	760.1	822.6	11	12
Other (1)	75.6	81.4	1	1
U.S. Federal segment	2,465.0	2,326.3	34	35

	$7,155.1 =========	$6,691.5 =========	100% =========	100% =========

(1)	Other revenues consist of state, local and foreign government as well as commercial contracts performed by the U.S. Federal reporting segment.

Computer Sciences Corporation - Page 7	November 3, 2005

Consolidated Statements of Income
(unaudited)

(In millions except per-share amounts)	Second Quarter Ended		Six Months Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2005	2004	2005	2004

Revenues	$3,572.6	$3,394.0	$7,155.1	$6,691.5

Costs of services	2,876.7	2,752.6	5,803.4	5,416.4

Selling, general and administrative	207.8	189.3	412.9	400.0

Depreciation and amortization	274.7	260.0	544.4	511.8

Interest expense	25.9	40.2	50.0	79.4

Interest income	(9.0)	(2.1)	(14.3)	(4.4)

Special items	52.0		52.0

Total costs and expenses	3,428.1	3,240.0	6,848.4	6,403.2

Income before taxes	144.5	154.0	306.7	288.3

Taxes on income	45.0	46.2	98.5	87.6

Income from continuing operations	99.5	107.8	208.2	200.7

Discontinued operations, net of taxes		22.7	22.9	40.2

Net income	$ 99.5 ========	$ 130.5 ========	$ 231.1 ========	$ 240.9 ========

Earnings per share:
Continuing operations	$ 0.54	$ 0.57	$ 1.12	$ 1.06
Discontinued operations		0.12	0.12	0.21
Basic*	$ 0.54 ========	$ 0.69 ========	$ 1.25 ========	$ 1.28 ========

Continuing operations	$ 0.53	$ 0.56	$ 1.11	$ 1.05
Discontinued operations		0.12	0.12	0.21
Diluted*	$ 0.53 ========	$ 0.68 ========	$ 1.24 ========	$ 1.26 ========

Average common shares outstanding for:
Basic EPS	184.871	188.981	185.191	188.583
Diluted EPS	186.541	191.118	186.871	190.484

*Amounts may not add due to rounding

Computer Sciences Corporation - Page 8	November 3, 2005

Selected Balance Sheet Data
(unaudited)

	Sept. 30,	April 1,
(In millions)	2005	2005
Assets
Cash and cash equivalents	$ 404.6	$ 1,010.3
Receivables, net of allowance for doubtful accounts	3,724.1	3,537.7
Prepaid expenses and other current assets	1,305.1	1,058.0
Assets of operations held for sale		83.8
Total current assets	5,433.8	5,689.8

Property and equipment, net	2,359.6	2,365.4
Outsourcing contract costs, net	1,196.7	1,279.6
Software, net	467.1	461.3
Goodwill, net	2,289.3	2,343.4
Other assets	455.3	494.4
Total assets	$12,201.8 ==========	$12,633.9 ==========

Liabilities
Short-term debt and current maturities of long-term debt	$ 72.1	$ 85.7
Accounts payable and other accrued expenses	2,531.3	2,816.8
Deferred revenue	629.4	562.7
Federal, state and foreign income taxes	406.3	395.8
Liabilities of operations held for sale		16.9
Total current liabilities	3,639.1	3,877.9

Long-term debt, net	1,301.3	1,303.0
Other long-term liabilities	979.1	958.3

Stockholders' equity	6,282.3	6,494.7

Total liabilities and stockholders' equity	$12,201.8 ==========	$12,633.9 ==========

Computer Sciences Corporation - Page 9	November 3, 2005

Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended
(In millions)	Sept. 30,	Oct. 1,
	2005	2004
Cash flows from operating activities:
Net income	$ 231.1	$ 240.9
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization and other non-cash charges	612.2	558.1
Changes in assets and liabilities, net of effects of acquisitions:
Increase in assets	(428.5)	(437.5)
Increase (decrease) in liabilities	(174.3)	233.6

Net cash provided by operating activities	240.5	595.1

Investing activities:
Purchases of property and equipment	(455.4)	(445.9)
Acquisitions, net of cash acquired		(20.5)
Dispositions	5.0	1.0
Outsourcing contracts	(135.2)	(149.3)
Software	(88.4)	(101.8)
Other investing cash flows	51.5	(33.9)

Net cash used in investing activities	(622.5)	(750.4)

Financing activities:
Borrowings under lines of credit, net	(12.7)	2.0
Principal payments on long-term debt	(3.6)	(2.3)
Proceeds from stock option and other common stock transactions	17.1	33.9
Acquisition of treasury stock	(227.6)
Other financing cash flows	4.1	2.5

Net cash provided by (used in) financing activities	(222.7)	36.1

Effect of exchange rate changes on cash and cash equivalents	(1.0)	1.9

Net decrease in cash and cash equivalents	(605.7)	(117.3)
Cash and cash equivalents at beginning of year	1,010.3	562.8

Cash and cash equivalents at end of period	$ 404.6 ==========	$ 445.5 ==========

Computer Sciences Corporation - Page 10	November 3, 2005

The following tables reconcile Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA); Earnings Before Interest and Taxes (EBIT); and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). CSC management believes that these three non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

GAAP Reconciliations
(In millions)

EBITDA / EBIT (unaudited)	Second Quarter Ended		Six Months Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2005	2004	2005	2004
EBITDA and special items	$ 488.1	$ 452.1	$ 938.8	$ 875.1
Special items	52.0		52.0
EBITDA	436.1	452.1	886.8	875.1
Depreciation and amortization	274.7	260.0	544.4	511.8
EBIT	161.4	192.1	342.4	363.3
Interest, net	16.9	38.1	35.7	75.0
Income Before Taxes	144.5	154.0	306.7	288.3
Taxes on income	45.0	46.2	98.5	87.6
Income from continuing operations	99.5	107.8	208.2	200.7
Discontinued operations, net of taxes		22.7	22.9	40.2
Net Income	$ 99.5 ========	$ 130.5 ========	$ 231.1 ========	$ 240.9 ========

Free Cash Flow (unaudited)	Six Months Ended
	Sept. 30,	Oct. 1,
	2005	2004
Free Cash Flow	$(387.0)	$ (81.9)
Net cash used in investing activities	622.5	750.4
Acquisition, net of cash acquired		(20.5)
Dispositions	5.0	1.0
Available-for-sale securities*		(53.9)
Net cash provided by operating activities	$ 240.5 ========	$ 595.1 ========

*As a result of guidance issued by the SEC in its March 4, 2005 "Current Accounting and Disclosure Issues" the Company reclassified certain securities held on April 2, 2004 and September 30, 2005 from cash to available-for-sale investments. This reclassification increased cash used in investing activities for the six months ended September 30, 2005. The Company believes it is appropriate to exclude such cash flows from its measurement of free cash flows.

Computer Sciences Corporation - Page 11	November 3, 2005

Earnings per Share Reconciliation (unaudited)

The following table is presented to illustrate the impact of the Nortel impairment charge, as discussed in this press release, on earnings per share. It also provides a reconciliation of the earnings per share amount relating to this item to earnings per share for continuing operations. The earnings per share amounts presented below include non-GAAP measures. This table should be read in conjunction with the Consolidated Statement of Income on page 7 on which the GAAP earnings per share measures are presented. Earnings per share before special items provides a basis for comparing current operating performance to past and future operating performance.

	Second Quarter Ended		Six Months Ended
	September 30, 2005		September 30, 2005
		EPS		EPS
	Amount	(diluted)	Amount	(diluted)
Net income and EPS (diluted), as reported	$ 99.5	$ 0.53	$ 231.1	$ 1.24
Less: Gain on discontinued operations			22.9	0.12

Income from continuing operations	99.5	0.53	208.2	1.11

Add back: Special items	33.1	0.18	33.1	0.18

Income from continuing operations before
special items	$ 132.6 =======	$ 0.71 =======	$ 241.3 =======	$ 1.29 =======

Notes:
All figures are net of taxes.
Figures are in millions except per-share amounts.
Amounts may not add due to rounding.